Exhibit 23.3
CONSENT OF
AVALON DEVELOPMENT CORPORATION

We prepared (i) the Geologic Report SC-10EXE1, Geology and Mineralization of the Shorty Creek Project, Livengood - Tolovana Mining District, Alaska, dated May 10, 2010, and (ii) the Geologic Report RC-11EXE1, Geology and Mineralization of the Richardson Gold Property, Richardson Mining District, Alaska, dated April 8, 2011, portions of each of which are summarized (the “Summarized Portions”) in the prospectus constituting a part of this Registration Statement on Form S-1.  We consent to the use of our name, and to the inclusion of the Summarized Portions, in the prospectus constituting a part of this Registration Statement on Form S-1.

Avalon Development Corporation

By:	/s/ Curtis J. Freeman
Curtis J. Freeman
President

Fairbanks, Alaska
May 19, 2011